Exhibit 10.2(1)

Execution Copy

AMENDMENT NO. 1

TO THE

UPS RETIREMENT PLAN

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2010

WHEREAS, United Parcel Service of America, Inc. (“UPS”) and its affiliated corporations established the UPS Retirement Plan (“Plan”) for the benefit of its employees, in order to provide benefits to those employees upon their retirement, disability, or death, effective as of September 1, 1961; and

WHEREAS, the Plan, as adopted and amended from time to time, was amended and restated in its entirety, effective as of January 1, 1976, to comply with the Employee Retirement Income Security Act of 1974; and

WHEREAS, the Plan has been amended on a number of occasions since January 1, 1976, and was most recently amended and restated effective as of January 1, 2010; and

WHEREAS, UPS desires to amend the Plan to revise the definition of Compensation to limit the amount of the MIP award taken into account for benefit accrual purposes, to clarify certain Plan provisions and to make amendments required by law.

NOW THEREFORE, pursuant to the authority vested in the Board of Directors by Section 7.1 of the UPS Retirement Plan (the “Plan”), the Plan is hereby amended to read as follows:

1. Section 1.1(h)(v), Terminated Transferred and Rehired Employees, is hereby amended, effective January 1, 2008, to read as follows:

(v)	Terminated and Rehired Employees. An employee who was employed as an Employee on December 31, 2007 will continue to earn Benefit Service described in this Section 1.1(h) after 2007 for all purposes as long as he remains employed as an Employee, but an Employee who ceases to be employed as an Employee whether as a result of termination of employment or a transfer to a non-Employee position will cease to earn Benefit Service credit after such termination or transfer except as provided in this Section 1.1(h)(v). An Employee who is transferred to a non-Employee position (whether on, before or after January 1, 2008) and then is transferred back to an Employee position or rehired as an Employee on or after January 1, 2008 shall continue to earn Benefit Service as described in Section 1.1(h) following such transfer or rehire solely for purposes of determining early retirement subsidies, but not benefit accrual, under a Final Average Compensation Formula or the Pre-2006 Motor Cargo Formula for the benefit accrued before he terminated service or transferred to the non-Employee position until he terminates employment with the Employer Company and all Related Employers.

2. Section 1.1(o), Compensation, is hereby amended, effective January 1, 2011, to read as follows:

(o) “Compensation” means, generally, remuneration currently earned and actually paid by an Employer Company or a domestic Related Employer to an employee who is a

Participant in the Plan, and reported on such employee’s Form W-2 for the applicable calendar year, including the items described in Section 1.1(o)(i) but excluding the items described in Section 1.1(o)(ii) and subject to the limitations of Sections 1.1(o)(iii) and (iv).

(i)	Inclusions. Compensation shall include:

(A)	Basic salary or wages (without reducing wages to account for the Participant’s elective deferral of a portion of his salary or wages, if any, pursuant to a cash or deferred arrangement described in Code § 401(k), a plan described in Code § 125 or the UPS Deferred Compensation Plan;

(B)	Overtime pay;

(C)	Certain incentive and bonus payments;

(D)	Effective January 1, 2011, Eligible MIP Compensation for such Plan Year; and

(E)	Effective before January 1, 2011, the value of awards made pursuant to the UPS Managers’ Incentive Plan or management incentive awards under the United Parcel Service, Inc. Incentive Compensation Plan or the United Parcel Service, Inc. UPS 2009 Omnibus Incentive Compensation Plan. Notwithstanding anything to the contrary in the immediately preceding sentence, effective for management incentive awards made under the United Parcel Service, Inc. Incentive Compensation Plan on or after November 1, 2005 or under the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan, Compensation shall include the value (as of the award date) of the restricted stock unit portion of the award, even if unvested and not reported on the employee’s Form W-2 related to the year of the award.

(ii)	Exclusions. Compensation shall not include any other payments received by the Participant, including, but not limited to, the following, notwithstanding that such payments may be included in the Participant’s Form W-2 for the applicable year:

(A)	Payments in the nature of compensation from an insurance carrier, from a state unemployment or worker’s compensation fund, or from any health and welfare or other benefit program or plan maintained by an Employer Company or a Related Employer other than as described in Sections 1.1(o)(i)(D) or (E);

(B)	Disability payments from an insurance carrier, a state disability insurance fund, this Plan or any other disability plan maintained by an Employer Company or a Related Employer except, effective

January 1, 2007, payments from a state disability insurance fund that are applied to offset salary continuation benefits from the UPS Income Protection Plan;

(C)	“Foreign service differentials” or other supplemental payments made by an Employer Company or a Related Employer to a Participant working outside his country of citizenship on account of such foreign service;

(D)	Payment or reimbursement by an Employer Company or a Related Employer of relocation expenses incurred by a Participant or his family;

(E)	The value of employee fringe benefits provided by an Employer Company or a Related Employer, including but not limited to the payment of life insurance premiums, whether or not the value of such fringe benefits is includable in an employee’s taxable income;

(F)	Payments made under deferred compensation plans or programs except to the extent included under Sections 1.1(o)(i)(D) or (E);

(G)	Employer contributions to any pension, profit-sharing or stock bonus plan to which the Employer Company or a Related Employer contributes;

(H)	Employer contributions to any welfare benefit plan to which an Employer Company or a Related Employer contributes;

(I)	Income attributable to awards under the UPS Stock Option Plan, the United Parcel Service, Inc. Incentive Compensation Plan or the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan except to the extent included under Sections 1.1(o)(i)(D) or (E); and

(J)	Effective January 1, 2006, bonuses paid pursuant to retention agreements paid in connection with mergers or acquisitions and any other bonuses or payments that are not directly related to the performance of the Participant’s duties including, but not limited to:

(1)	any bonuses paid under a general bonus payroll code;

(2)	gift card awards;

(3)	loss prevention awards;

(4)	referral bonuses; and

(5)	sales lead incentive bonuses.

(iii)	Definitions. The following capitalized terms shall have the following meanings for purposes of this Section 1.1(o):

(A)	2010 MIP Compensation — means that portion of a Participant’s Compensation for 2010 attributable to Section 1.1(o)(i)(E).

(B)	Annualized Salary — means (I) for Participants in the UPS Management Incentive Program, the monthly rate of base salary determined as of October 1 multiplied by 12 and (II) for Participants in the UPS International Management Incentive Program, the rate of pay for a single fixed pay installment determined as of December 1 multiplied by the number of mandatory fixed pay installments for the year.

(C)	Eligible MIP Compensation

(1) General. Eligible MIP Compensation means for each Participant for each Plan Year the sum of (I) the value of the ownership incentive award under the MIP transferred to or on behalf of the Participant in that Plan Year and (II) the value of the performance incentive award under the MIP transferred to or on behalf of the Participant in that Plan Year, but the amount of the performance incentive award taken into account as Eligible MIP Compensation shall not exceed the product of (x) 34%, (y) the Participant’s Annualized Salary for the preceding Plan Year and (z) the MIP Factor for the preceding Plan Year.

(2) Special Rules for 2011 and 2012. Notwithstanding the preceding paragraph (1) each Participant (I) who either was credited with 2010 MIP Compensation or is an eligible employee under the MIP for 2011 and (II) who is employed as an Employee with an Employer Company on December 31, 2011 shall be deemed to have Eligible MIP Compensation in 2011 equal to the greater of his 2010 MIP Compensation or any performance incentive award under the MIP transferred to him in 2011. Additionally, any portion of the performance incentive award for the 2011 performance year transferred to a Participant in 2011 also shall be taken into account as Eligible MIP Compensation in 2012.

(3) Valuation. Except as provided in paragraph (2), the value of an award under the MIP in any Plan Year shall be equal to the gross dollar amount of the award transferred to or on behalf of the Participant in that Plan Year without regard to whether the award is paid in cash, shares of Class A common stock, restricted performance units or deferred under another retirement plan.

(D)	MIP — means the UPS Management Incentive Program and the UPS International Management Incentive Program, each as effective as of January 1, 2010.

(E)	MIP Factor — means the factor expressed as a percentage determined by the UPS Salary Committee to reflect performance with respect to the MIP business elements identified for the MIP plan year.

(iv)	Limitations. In no event shall the Compensation of any participant taken into account under the Plan for any Plan Year exceed the applicable dollar amounts for such Plan Year determined under Code § 401(a)(17) increased by the applicable cost-of-living adjustment, if any, for the calendar year sanctioned by Code § 401(a)(17). For Plan Years commencing before January 1, 1997, in determining the Compensation of a Participant, the rules of Code § 414(q)(6) (as in effect immediately prior to January 1, 1997) shall apply, except that in applying such rules, the term “family” shall include only the Participant’s Spouse and any lineal descendants of the Participants who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules the applicable Compensation limitation is exceeded, then such limitation shall be prorated among the affected individuals in proportion to each such individual’s Compensation as determined under this Section prior to the application of this limitation.

In determining a Participant’s Final Average Compensation, the $200,000 Compensation limitation shall apply retroactively with respect to Compensation earned prior to 2002 by a Participant with at least one Hour of Service on or after January 1, 2002. Similarly, the $150,000 Compensation limitation shall apply retroactively with respect to Compensation earned prior to 1994 by a Participant with at least one Hour of Service on or after January 1, 1994 (but without an Hour of Service on or after January 1, 2002) and the $200,000 Compensation limitation in effect for 1989 shall be applied retroactively with respect to Compensation earned prior to 1989 by a Participant with at least one Hour of Service on or after January 1, 1989 (but without any Hours of Service on or after January 1, 1994). However, a Participant’s Benefit shall not be less than that which had accrued or earned as of December 31, 2001 (December 31, 1993 in the case of a Participant without at least one Hour of Service on or after January 1, 2002 or December 31, 1988 in the case of a Participant without at least one Hour of Service on or after January 1, 1994), based on his Benefit Service and Final Average Compensation determined as of such date.

Solely for the purpose of avoiding a double proration, within the meaning of Department of Labor Regulations Section 2530.204-2(d), in calculating a Participant’s benefit; to the extent that a Participant is credited with less than a full year’s Benefit Service for a calendar year, then the Participant’s Compensation taken into account for such year for purposes of the Final Average Compensation Formula shall be annualized by dividing such Compensation by the number of months of Benefit Service earned by the Participant for such calendar year and multiplying the result by 12.

The Compensation of an individual who became a Participant as a result of an acquisition or merger shall include compensation, if any, earned prior to the date such individual first became a Participant to the extent described in the applicable Appendix or in the definition of Final Average Compensation and for purposes of determining Final Average Compensation, Compensation for periods prior to such acquisition or merger shall be determined in accordance with this Section unless otherwise specified in the Appendix applicable to such Participants.

3. Section 6.2 of the Maximum Benefits Addendum for Independent Pilots Association of Appendix M is hereby amended, effective for years beginning after December 31, 2008, to insert a new paragraph at the end of such Section to read as follows:

Effective for years beginning after December 31, 2008, a Participant receiving a differential wage payment (as described in Section 414(u)(12) of the Code) shall be treated as an employee of the Employer Company making the differential wage payment and, for purposes of this Appendix M, the differential wage payment shall be treated as Compensation.

4. Section 6.2 of Appendix N, Maximum Benefits for Participants Other than Independent Pilots Association, is hereby amended, effective for years beginning after December 31, 2008, to insert a new paragraph at the end of such Section to read as follows:

Effective for years beginning after December 31, 2008, a Participant receiving a differential wage payment (as described in Section 414(u)(12) of the Code) shall be treated as an employee of the Employer Company making the differential wage payment and, for purposes of this Appendix N, the differential wage payment shall be treated as Compensation.

Except as amended by this Amendment No. 1, the Plan as in effect immediately prior to the date of this amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned certify that United Parcel Service of America, Inc. based upon action by the Board of Directors on December 17, 2010 has caused this Amendment No. 1 to be adopted.

ATTEST:	UNITED PARCEL SERVICE OF AMERICA, INC.

/s/ Teri P. McClure	/s/ D. Scott Davis
Teri P. McClure	D. Scott Davis
Secretary	Chairman